UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2016

XG SCIENCES, INC.

(Exact name of registrant as specified in its charter)

MICHIGAN

(State or other jurisdiction of incorporation)

333-209131	20-4998896
(Commission File Number)	(IRS Employer Identification No.)

3101 Grand Oak Drive, Lansing, Michigan	48911-4224
(Address of principal executive offices)	(Zip Code)

517-703-1110

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.l4a-l2)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.l4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.l3e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03, below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 7, 2016, XG Sciences, Inc. (the “Company”) entered into a draw loan note and agreement (the “Note”) with The Dow Chemical Company (the “Lender”). The closing of the transactions contemplated in the Note is contingent on certain matters, including approval by holders of at least 60% of the Company’s Series A Convertible Preferred Stock and holders of at least 60% of the Company’s Series B Convertible Preferred Stock (the “Closing Conditions”).

Under the Note and subject to the Closing Conditions, Lender would provide up to $10 million of secured debt financing to the Company (the “Loan”), drawable upon the Company’s request as follows: (a) $2 million drawable at closing upon satisfaction of the Closing Conditions (the “Initial Draw”); (b) up to an additional $3 million drawable on or before December 1, 2017; and (c) up to an additional $5 million drawable after December 1, 2017, but on or before December 1, 2019, if the Company has raised at least $10 million of certain equity capital after October 31, 2016.

The Loan would be senior to most of the Company’s other debt, and will be secured by the Company’s assets and the assets of the Company’s subsidiary, XG Sciences IP, LLC pursuant to that certain Security Agreement, Intellectual Property Security Agreement and Pledge Agreement, by and between the Company and Lender and each dated _________, 2016 (collectively, the “Security Agreements”). The Loan would bear interest at a 5% annual rate payable quarterly in arrears, provided that higher interest rates may apply in certain circumstances and that the Company may elect to capitalize interest through January 1, 2019. The Loan’s stated maturity date would be December 1, 2021, subject to certain prepayment requirements based on the Company’s financing activities, to acceleration upon an event of default, and to certain other events.

In connection with each draw against the Loan, the Company would also issue a warrant to the Lender to purchase shares of the Company’s common stock (the “Warrants” and each a “Warrant”). For each $40 drawn against the Loan, the related Warrant would entitle the Lender to purchase one share of the Company’s common stock. Therefore, the Lender would receive Warrants to purchase 50,000 shares of the Company’s common stock in connection with the Initial Draw, and in connection with subsequent draws may thereafter receive Warrants to purchase up to an additional 200,000 shares of the Company’s common stock. The Warrant issued in connection with the Initial Draw would have an exercise price of $8.00 per share. Subsequent Warrants would have an exercise price equal to the lowest price per share paid to the Company in the arm's-length transaction for the Company’s common stock that precedes the issuance of the Warrant, excluding transactions involving warrants and options and excluding common stock that is issued upon the exercise of warrants or options. Warrants would be exercisable by the Lender by delivery, on or before the expiration date, of the warrant, certain related agreements, and the purchase price. Warrants would also be subject to cashless exercise. All Warrants would have an expiration date of December 1, 2023.

The Note would entitle the Lender to appoint an observer to the Company’s board of directors. The Lender would maintain its observation right until the later of December 1, 2019 or when the amount of principal and interest outstanding under the Loan is less than $5 million.

The above summary of the Note, Warrants and Security Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of such documents. Copies of the Note, Form of Warrant and the Security Agreements are attached as Exhibits 10.1, 4.1, 10.2, 10.3 and 10.4 to this Form 8-K and is incorporated herein by reference.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

See Item 2.03, third paragraph, above. The Company’s issuances of Warrants to the Lender would be exempt from registration pursuant to Section 4(a)(2) and/or Regulation D (Rule 506) under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

EXHIBIT

Exhibits	Description

Exhibit 4.1	Form of Common Stock Purchase Warrant
Exhibit 10.1	Draw Loan Note and Agreement, dated as of December 7, 2016, by and between the
Company and the Lender
Exhibit 10.2	Form of Security Agreement, by and between the Company and the Lender
Exhibit 10.3	Form of Intellectual Property Security Agreement, by and among the Company, its subsidiary and the Lender
Exhibit 10.4	Form of Pledge Agreement, by and among the Company, its subsidiary and the Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XG SCIENCES, INC.

Dated:	December 9, 2016	By:	/s/ Philip L. Rose
Chief Executive Officer